EXHIBIT 3.3(i)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   MERCI, INC.


         Merci, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

         1. The name of the corporation (hereinafter called the "Corporation") is Merci, Inc.

         2. Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

         "FOURTH: The Corporation shall he authorized to issue the following shares:

                  CLASS           Number of Shares        Par Value
                  -----           ----------------        ---------

                  Common             25,000,000             $.001
                  Preferred           5,000,000             $.01

         The shares of Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors shall give to such series a distinctive designation, so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Jose Acevedo, its President, this 12th day of February, 2001.


                                        /s/ Jose Acevedo
                                        ----------------
                                        Jose Acevedo


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                            UNANIMOUS WRITTEN CONSENT
                                       OF
                                    DIRECTORS
                                       OF
                                   MERCI, INC.
                               IN LIEU OF MEETING

                    ----------------------------------------


         THE UNDERSIGNED, being all of the directors of Merci, Inc., a Delaware corporation (the "Corporation"), hereby waive notice of and the holding of a meeting of the Board of Directors of said Corporation, and we do hereby unanimously consent to and adopt the following Resolutions this 12th day of February, 2001:

         RESOLVED, that an amendment to Article FOURTH of the Certificate of Amendment to the Certificate of Incorporation shall be approved whereby the authorized common shares of this Corporation shall be increased to 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of $.001 Preferred stock, par value $.01, which shares of preferred stock may be issued in one or more series at the discretion of the Board of Directors, with such rights, preferences, restrictions and limitations as shall be established by the Board of Directors; and

         RESOLVED, that the attached 2001 Compensatory Stock Option Plan and the attached 2001 Employee Stock Compensation Plan are hereby approved;

         RESOLVED, that the officers of the Corporation are hereby authorized to take such actions and execute such documents as they deem necessary and proper to effectuate the foregoing resolutions.



                                        /s/ Cosmo Palmieri
                                        ------------------
                                        Cosmo Palmieri, Director



                                        /s/ Milton Polland
                                        ------------------
                                        Milton Polland, Director


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